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                                                                     Exhibit 8.1









                                December 17, 1999



Cornerstone Properties Inc.
Tower 56
126 East 56th Street
New York, New York  10022

Ladies and Gentlemen:

         We have acted as tax counsel to Cornerstone Properties Inc., a Nevada corporation (the "Company"), in connection with the preparation of that certain Prospectus (the "Prospectus"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 16,187,724 shares of the Company's common stock. The Prospectus has been included in that certain Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission. In connection therewith, the Company has requested our opinion with respect to the following matters:

         (i) the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with the Company's taxable year ended December 31, 1993;

         (ii) the treatment of Cornerstone Properties Limited Partnership (the "Operating Partnership") as a partnership, and not as a corporation or an association taxable as a corporation, for federal income tax purposes; and

         (iii) the accuracy of the discussion included in the Prospectus under the headings "RISK FACTORS --Special Considerations Applicable to Redeeming Unit Holders -- TAX CONSEQUENCES OF REDEMPTION OF UNITS," "EXERCISE OF REDEMPTION RIGHTS -- Tax Consequences of Exercise of Redemption Rights," and "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."

         Unless otherwise indicated, all terms used herein with initial capital letters shall have the same meaning as in the Prospectus.


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Cornerstone Properties Inc.
December 17, 1999
Page 2

                        FACTS AND ASSUMPTIONS RELIED UPON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Prospectus, the Company's Articles of Incorporation, as amended, the Operating Partnership's agreement of limited partnership, as amended, and the analyses of qualifying income prepared by the Company. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company, including representations to us in an officer's certificate (the "Officer's Certificate"). We have assumed, with your consent, that the representations set forth in the Officer's Certificate are true, accurate, and complete as of the date hereof, and we have not attempted to verify such representations independently.

                                     OPINION

         Based upon and subject to the foregoing, we are of the following opinion:

         1. Commencing with its taxable year ended December 31, 1993, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

         2. For federal income tax purposes, the Operating Partnership has been during and since its formation, and continues to be, treated as a partnership and not as a corporation or an association taxable as a corporation. If the Operating Partnership were to be classified as a publicly traded partnership under Section 7704(b) of the Code, its proposed method of operation and expected sources of gross income would enable it to satisfy the 90% qualifying income exception under
                  Section 7704(c) of the Code and thereby avoid being treated as a corporation for federal income tax purposes.

         3. The discussion contained in the Prospectus under the headings "RISK FACTORS -- Special Considerations Applicable to Redeeming Unit Holders -- TAX CONSEQUENCES OF REDEMPTION OF Units," "EXERCISE OF REDEMPTION RIGHTS -- Tax Consequences of Exercise of Redemption Rights," and "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" is accurate and fairly summarizes the federal income tax

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Cornerstone Properties Inc.
December 17, 1999
Page 3


                  considerations that are material to a holder of the Company's common stock, and, to the extent such discussion contains statements of law or legal conclusions, such statements and conclusions are the opinion of King & Spalding.

         The opinion expressed herein is given as of the date hereof and is based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company and its shareholders. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not, however, aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. We assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention, or changes in law that occur, which could affect our opinion.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act.

         Finally, our opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences to the Company, the Operating Partnership, or the holders of the Company's common stock.



                                           Very truly yours,



                                           /s/ King & Spalding